Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Concho Resources Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Concho Resources Inc. and RSP Permian, Inc., which is part of the Registration Statement, of our written opinion, dated March 27, 2018 appearing as Annex B to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinions of Financial Advisors—Opinion of Morgan Stanley, Concho’s financial advisor,” “Risk Factors” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Concho Board of Directors and Reasons for the Merger,” “The Merger—Opinion of Morgan Stanley, Concho’s Financial Advisor” and “The Merger—Concho Unaudited Forecasted Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Jonathan W. Cox

Houston, Texas

April 19, 2018